EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of April 17, 2015 (the “Effective Date”) by and between Fleetmatics Group PLC (the “Company”), Fleetmatics USA, LLC (the “U.S. Subsidiary”) and James Travers (the “Executive”). This Agreement shall fully supersede and replace any prior agreements or understandings between the parties relating to the subject matter herein (collectively the “Prior Agreements”) including, without limitation, the (i) Travers Employment Agreement dated September 19, 2006; and (ii) the Restated Employment Agreement between the Company and Executive between Executive and the Company dated July 11, 2012 (the “Restated Agreement”) and the Employment Agreement dated January 13, 2013, provided the Non-Competition, Confidentiality and Assignment Agreement which is Exhibit A to the Restated Agreement (the “Non-Competition Agreement”) as is also appended hereto as Exhibit A, shall remain in full force and effect and is incorporated by reference into this Agreement. With those understandings, the parties hereby agree as follows:

1. Description.

The Executive shall continue to serve as the Company’s Chief Executive Officer. The Executive shall report to, take direction from and assume such duties and responsibilities consistent with his position as are assigned to him by, the Board of Directors of the Company (the “Board”). The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, Executive may participate in (a) civic and charitable activities, (b) the management of Executive’s family and personal affairs, including his investments, (c) other business activities approved in writing by the Board and (d) serving as a member of non-profit and for-profit boards of directors, so long as such activities (i) do not interfere with the performance of Executive’s duties to the Company, and (ii) do not create a conflict of interest with the U.S. Subsidiary or the Company.

(a) Obligations. During Executive’s employment he will not engage in any other employment, occupations or consulting activity for any direct or indirect remuneration or any activity that would or may create a conflict of interest between Executive and U.S. Subsidiary or the Company, without the prior approval of the Board.

(b) Employment. U.S. Subsidiary will employ Executive on the terms and conditions set forth herein. Except as otherwise specified in Section 3(b), Executive will receive his cash compensation and benefits from U.S. Subsidiary and U.S. Subsidiary will maintain and distribute employment-related records. The payment and performance of U.S. Subsidiary’s obligations under this Agreement are joint and several obligations of U.S. Subsidiary and the Company.

(c) Board Membership. As long as Executive is the Company’s Chief Executive Officer he shall serve on the Board, subject to required Board and/or stockholder approvals. Executive shall resign from the Board as well as from any other officer or director position he holds with the Company, the U.S. Subsidiary and other related entities, effective on the last day of Executive’s employment (the “Date of Termination”).

2. Term.

The term of this Agreement shall commence upon the Effective Date and, subject to Sections 7 and 8 of this Agreement, shall be “at will”. For purposes of this Agreement, the last day of the Executive’s employment with the Company shall be referred to as the “Date of Termination” and the time period between the Effective Date and the Date of Termination shall be referred to as the “Term”.

3. Compensation.

(a) Base Salary. Executive’s base salary shall be paid at the rate of five hundred and fifty thousand dollars ($550,000) per year, subject to review by the Compensation Committee of the Board of Directors (the “Compensation Committee”) for upward, but not downward, adjustment at the end of every fiscal year. The annual base salary in effect at any given time is referred to herein as “Base Salary”. The Base Salary shall be payable in accordance with U.S. Subsidiary’s normal payroll practices and be subject to the usual, required deductions and withholdings.

(b) Company Board Fees. The Company will remunerate the Executive separately for the Executive’s duties undertaken in Ireland as a board member of the Company (the “Company Board Fees”). The Company Board Fees will be determined by the Board or Compensation Committee in each calendar year of the Term (the “Board Fee Determination Date”). Once determined, the Company Board Fees shall be deducted from the Base Salary referred to in Section 3(a) on a pro rata basis commencing on the U.S. Subsidiary’s next regular payroll date after the Board Fee Determination Date and continuing through the end of the calendar year during which the Board Fee Determination Date occurs. For the avoidance of doubt, the Company Board Fees shall be the sole and exclusive form of compensation for the Executive for the duties undertaken in Ireland as a board member of the Company.

(c) Annual Bonus. Executive will be eligible to earn a bonus at an annual target equivalent to one hundred percent (100%) of the applicable annual Base Salary as set forth in Section 3(a) above. The actual Annual Bonus amount shall be based on the achievement of corporate objectives and personal performance objectives. The Executive’s target, performance objectives and the achievement of those objectives shall be determined in the sole discretion of the Board or the Compensation Committee, and where applicable, based on financial and other calculable results of the Company. The annual bonus in effect at any given time is referred to herein as the “Annual Bonus”. Except as otherwise provided herein, to earn any part of the Annual Bonus, the Executive must be employed by the U.S. Subsidiary on December 31 of the applicable bonus year. Any Annual Bonus shall be paid between January 1 and March 15 of the year following the year in which such Annual Bonus is earned.

(d) Equity. The terms and conditions of the Executive’s awards of equity based compensation shall be governed by the Company’s applicable plans and agreements (collectively the “Equity Documents”) and this Agreement. The Compensation Committee shall review and consider granting Executive additional awards of equity-based compensation at least once during each year of the Term.

4. Employee Benefits.

During his employment, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the U.S. Subsidiary of general applicability to other senior executives of the U.S. Subsidiary residing in the United States of America. The Company and U.S. Subsidiary reserve the right to cancel or change the benefit plans and programs they offer to their employees at any time.

5. Vacation.

Executive will be entitled to paid vacation of four (4) weeks per year, accrued on a pro rata basis in accordance with U.S. Subsidiary’s vacation policy.

6. Expenses.

U.S. Subsidiary will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with U.S. Subsidiary’s expense reimbursement policy as in effect from time to time. Executive will be permitted to fly business class for all trans-Atlantic flights between the United States and Europe and/or Asia. Executive will travel in coach class for all other flights, unless the Board provides otherwise.

7. Termination/Severance.

Except as otherwise provided below, if Executive’s employment with the U.S. Subsidiary terminates for any reason, then except as specifically provided for in this Agreement or applicable Equity Documents, (i) all vesting will terminate immediately with respect to Executive’s then outstanding equity based awards not yet vested, (ii) all payments of compensation by the Company or U.S. Subsidiary to Executive hereunder will terminate immediately (except as to Base Salary earned through the last day of employment and Annual Bonus amounts already earned but not yet paid for the prior calendar year, if any). In addition, the following terms shall apply depending on the circumstances of the Executive’s termination:

(a) Termination Without Cause or Resignation for Good Reason Apart from a Change of Control. If either prior to or at any time other than the six (6)-month period that immediately follows a Change of Control, either (A) the Company or the U.S. Subsidiary terminates Executive’s employment without Cause; or (B) Executive resigns from employment for Good Reason, then, subject to Section 8, (i) Executive will be entitled to continue to receive his Base Salary until twelve (12) months from the Date of Termination (the “Severance Period”); (ii) if the Executive was participating in the Company’s group health, dental and/or vision plans immediately prior to the Date of Termination then, subject to the Executive electing and remaining eligible under the law known as COBRA, the Company shall pay the employer portion of the premiums for such plan(s) to the same extent as if the Executive had remained employed by the Company during the Severance Period; and (iii) the Executive will be entitled to receive his Annual Bonus for the year in which the Date of Termination occurs, prorated based on the achievement of then applicable corporate and personal performance metrics and the Date of Termination (collectively, the “Severance Benefits”).

(b) Termination Without Cause or Resignation for Good Reason within Six (6) Months after a Change of Control. If within six (6) months after a Change of Control (A) the Company or the U.S. Subsidiary terminates Executive’s employment without Cause, or (B) Executive resigns from employment for Good Reason, then, subject to Section 8, (i) Executive will be entitled to a lump sum payment equal to (x) the cash value of the salary continuation during the Severance Period; (y) the Annual Bonus for the year in which the Date of Termination occurs, prorated based on the achievement of then applicable corporate and personal performance metrics and the Date of Termination; and (z) if the Executive was participating in the Company’s group health and/or dental plan(s) immediately prior to the Date of Termination, a cash payment equal to the number of months in the Severance Period multiplied by the amount of monthly employer contribution that the Company would have made to provide health, dental and/or vision insurance to the Executive if the Executive had remained employed by the Company through the end of the Severance Period; and (ii) one hundred percent (100%) of any outstanding equity awards not yet vested shall become immediately vested upon Executive’s Date of Termination.

(c) Termination for Cause: Resignation without Good Reason. If Executive’s employment with the U.S. Subsidiary terminates voluntarily by Executive (except upon resignation for Good Reason), or for Cause by the Company, then (i) all vesting will terminate effective on the Date of Termination with respect to Executive’s outstanding equity awards not yet vested, (ii) all payments of compensation by the Company or U.S. Subsidiary to Executive hereunder will terminate immediately (except as to Base Salary earned through the Date of Termination and Annual Bonus amounts already earned but not yet paid for the prior calendar year, if any).

(d) Termination Upon Death or Disability. If Executive’s employment terminates due to Executive’s death or disability, then (i) all payments of compensation by the Company or U.S. Subsidiary to Executive hereunder will terminate immediately (except as to Base Salary through the Date of Termination and Annual Bonus amounts already earned but not yet paid for the prior calendar year, if any), (ii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect, and (iii) in addition to the number of shares that have would have vested as of the Date of Termination pursuant to the schedule set forth in applicable Equity Documents, a number of shares will vest equal to the number of shares that would have otherwise vested if Executive had remained employed with the U.S. Subsidiary through the one (1)-year anniversary of the Date of Termination. For the purposes of this Agreement, Executive’s employment may be terminated as a result of disability if Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred twenty (120) days (which need not be consecutive) in any twelve (12)-month period. If any question shall arise as to whether during any period Executive is disabled so as to be unable to perform the essential functions of Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Notwithstanding the foregoing, such certification shall not be used to circumvent or reduce the time period of one hundred twenty (120) days in any twelve (12)-month period. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification within fifteen (15) days following a formal request by the Company, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 7(d) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

8. Receipt of Severance: No Duty to Mitigate.

(a) Separation Agreement/Commencement of Severance Pay. The receipt of any severance payments, benefits or equity acceleration pursuant to Section 7 will be subject to Executive signing and not revoking a release agreement in favor of the Company and related persons and entities in a form reasonably required by the Company, provided such release agreement shall include carveouts in favor of the Executive with respect to existing indemnification rights, vested benefits pursuant to ERISA plans, vested equity interests pursuant to applicable Company plans and agreements and rights under this Agreement (the “Release”) and the expiration of the seven (7)-day revocation period for the Release, within sixty (60) days following the Date of Termination. No severance payments, benefits or equity acceleration will be paid or provided unless the Release becomes fully effective. The severance pay shall be paid as follows: (i) if provided pursuant to Section 7(a), the salary continuation during the Severance Period shall be paid in accordance with the Company’s payroll practices over the Severance Period commencing within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the severance shall begin to be paid in the second calendar year, solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment is considered a separate payment, and (ii) if provided pursuant to Section 7(b), the lump sum payment shall be paid within sixty (60) days of the Date of Termination, provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the severance shall begin to be paid in the second calendar year.

(b) Noncompetition Agreement. As a material term of this Agreement, the Executive hereby reaffirms the Noncompetition Agreement, attached hereto as Exhibit A and the terms of which are incorporated by reference herein. The receipt of any severance payments or benefits pursuant to Section 7 will be subject to Executive not violating the Non-Competition Agreement.

In the event Executive breaches the Non-Competition Agreement the Company shall, in addition to all other legal and equitable remedies including the right to injunctive relief to restrain a breach, have the right to terminate or suspend all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 7 without affecting the Executive’s obligations under the Noncompetition Agreement or the Release.

(c) No Duty to Mitigate. Executive will not be required to mitigate the Severance Benefits contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such Severance Benefits.

9. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee that results in material injury to the Company, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct that results in material injury to the Company, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Executive’s continued failure to perform his employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within twenty (20) calendar days after receiving such notice.

(b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) who is not a shareholder of the Company as of the date of this Agreement or an affiliate thereof is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) a change in the composition of the Board occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the remaining Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) the date of the consummation of a merger, scheme of arrangement or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger, scheme of arrangement or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets;

in each case which is also a change in control within the meaning of Treasury Regulation 1.409A-3(i)(5). Notwithstanding the foregoing, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the domicile of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) Good Reason. For the purposes of this Agreement, “Good Reason” means without Executive’s express written consent, any of the following “Good Reason Conditions”: (i) the Company and/or the U.S. Subsidiary commit a material breach of this Agreement; (ii) a diminution of Executive’s Base Salary at any time; (iii) a material change in the geographic location at which the Executive provides services to the Company and/or the U.S. Subsidiary (provided that for this purpose, in no event shall a relocation of such provision of services to a new location less than fifty (50) miles from the current location of the provision of services give rise to a Good Reason Condition); (iv) a material diminution in the Executive’s responsibilities, authority or duties, provided a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change of Control but is not made the Chief Executive Officer of the acquiring Company) shall not be a Good Reason condition; or (v) a successor to the Company fails to assume this Agreement in writing upon becoming a successor or assignee of the Company. With respect to each of the Good Reason Conditions described above, Executive may not establish “Good Reason” unless he has provided written notice of the existence of such condition to the Company within forty five (45) days of the event constituting such Good Reason, the Company fails to reasonably cure such condition within the thirty (30) day period immediately following receipt of such notice and the Executive terminates his employment within sixty (60) days after providing written notice of the existence of a Good Reason Condition or end of the cure period, whichever is later.

10. Assignment. This Agreement will be binding upon and inure to the benefit of any successor of the Company and any successor of a U.S. Subsidiary. Any such successor or affiliate of the Company and any U.S. Subsidiary will be deemed substituted for the Company or a U.S. Subsidiary, respectively, under the terms of this Agreement for all purposes. For this purpose “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger, scheme of arrangement or otherwise, directly or indirectly acquires all or substantially all of the assets or business of either or both the Company or U.S. Subsidiary. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void. This Agreement shall be binding upon and inure to the benefit of Executive and, with respect to Section 7(d), Executive’s legal representatives or heirs.

11. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) two (2) business days after the business day of deposit with Federal Express or a similar courier for next business day (or, internationally, second business day) delivery, or (iii) seven (7) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Fleetmatics USA Holdings, Inc.

1100 Winter Street, 4th Floor

Waltham, MA 02451

Attn: Chairman, Board of Directors

With a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Fax: (617) 523-1231

Attention: Joseph C. Theis, Jr., Esq.

Email: jtheis@goodwinprocter.com

If to Executive,

James Travers

to Executive’s most current address in the records of the Company or the U.S. Subsidiary unless Executive otherwise notifies the Company in writing.

With a copy to:

Bello Black & Welsh LLP

125 Summer Street, Suite 1200

Boston, MA 02110

Fax: (617) 247-4125

Attention: Steven D. Weatherhead, Esq.

Email: sweatherhead@belloblack.com

12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

13. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company or U.S. Subsidiary, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Boston, Massachusetts, conducted by the Judicial Arbitration and Mediation

Services, Inc. (“JAMS”) or its successor, under the then applicable Employment Arbitration rules of JAMS. Executive and the Company acknowledge that by agreeing to this arbitration procedure, each party waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

Notwithstanding the foregoing, Executive and the Company each have the right to petition the court for injunctive relief and seek damages relating to any issue or dispute arising under the Noncompetition Agreement.

14. Integration; Modification. This Agreement and the Noncompetition Agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral, including without limitation, the Term Sheet for Employment at Fleetmatics, provided however, the Executive’s rights and obligations relating to his equity interests in the Company or the U.S. Subsidiary shall be governed by the applicable Equity Documents (in conjunction with the terms as modified herein). Nothing contained herein shall diminish or abrogate (i) Executive’s rights under any indemnification agreements between the Company, the U.S. Subsidiary, and any other affiliate of the Company on the one hand, and Executive on the other, (ii) the provisions of any such entity’s charter, bylaws, memorandum and articles of association, agreement, policies, resolutions or similar documents or statements which provide for indemnification, advancement of expenses, or contribution, or relieve Executive from fiduciary duties or standards of care, (iii) any agreement with a third party, or (iv) Executive’s rights under any insurance policy or similar arrangement. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

15. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

16. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

17. Taxes All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. Nothing herein shall be construed to require the Company to design compensation plans and/or to alter Executive’s duties or responsibilities in order to minimize tax consequences to Executive., provided however, to the extent that for any taxable year during the Term Executive is subject to income or similar taxation by any jurisdiction outside of the United States on compensation received from the Company or U.S. Subsidiary or any of their respective affiliates, then Executive may request that Executive be reimbursed for the amount, if any, by which his total U.S. federal, state and local and non-U.S. income tax liability is increased for such taxable year as a result of such non-U.S. taxation, as such increase is reasonably determined by the Company after consultation with the Executive’s return preparer or advisor (the “Increased Tax Amount”). For the avoidance of doubt, whether the Company reimburses the Executive for any or all of the Increased Tax Amount shall be determined by the Board or the Compensation Committee in its sole discretion.

18. Governing Law/Consent to Jurisdiction. This Agreement will be governed by the laws of the Commonwealth of Massachusetts (with the exception of its conflict of laws provisions). The parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants. Subject to Section 13, the parties hereby agree that the state and federal courts in Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, the Executive (i) submits to the jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

19. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

21. Attorney’s Fees. In the event of a dispute between the parties under this Agreement, the prevailing party shall be entitled to recover its costs and attorney’s fees from the non-prevailing party, including those incurred at trial, arbitration, and on appeal.

22. 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6)-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The parties intend that the payments contemplated by this Agreement will be exempt from, or otherwise administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

23. Excess Parachute Payments.

(a) Certain Reductions in Agreement Payments. Anything in this Agreement to the contrary notwithstanding, in the event a nationally recognized independent accounting firm designated by the Company and reasonably acceptable to Executive (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company and U.S. Subsidiary and each of their respective affiliates in the nature of compensation to or for Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Executive to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Accounting Firm shall determine as required below in this Section 23(a) whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined in Section 23(d)). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined in Section 23(d)) of aggregate Payments if Executive’s Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if Executive’s Agreement Payments were so reduced, then Executive shall receive all Agreement Payments to which Executive is entitled.

(b) Accounting Firm Determinations. If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and Executive (absent manifest error) and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Date of Termination. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall first be made by first reducing or eliminating those payments or benefits which are payable in cash and then by reducing or eliminating payments which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from date of Executive’s termination. For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis.

(c) Overpayments; Underpayments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should have been so paid or distributed (an “Underpayment”), in each case consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d) Definitions. The following terms shall have the following meanings for purposes of this Section:

(i) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code.

(ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Executive in the relevant taxable year(s).

(b) Fees and Expenses. All fees and expenses of the Accounting Firm shall be paid solely by the Company.

24. Legal Fees Associated with this Agreement. The Company shall pay the documented legal fees and expenses of the Executive’s counsel in connection with the review, negotiation, drafting and finalization of this Agreement in an amount not to exceed ten thousand dollars ($10,000).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company

Fleetmatics Group PLC

By:	/s/ Stephen Lifshatz
Name:	Stephen Lifshatz
Title:	Chief Financial Officer

4/17/2015
DATE

U.S. Subsidiary

Fleetmatics USA Holdings, Inc

By:	/s/ Stephen Lifshatz
Name:	Stephen Lifshatz
Title:	Chief Financial Officer

4/17/2015
DATE

The Executive

By:	/s/ James Travers
James Travers

4/17/2015
DATE

EXHIBIT A

[Non-Competition, Confidentiality and Assignment Agreement dated July 11, 2012]